Exhibit 10.7

MORTGAGE

and

ABSOLUTE ASSIGNMENT OF RENTS AND LEASES

and

SECURITY AGREEMENT

(AND FIXTURE FILING)

The parties to this MORTGAGE AND ABSOLUTE ASSIGNMENT OF RENTS AND LEASES AND SECURITY AGREEMENT (AND FIXTURE FILING) (“Mortgage”), dated as of July 6, 2006, are KBS SABAL PAVILION, LLC, a Delaware limited liability company (“Mortgagor”), with an office at c/o KBS REIT Acquisition II, LLC, 620 Newport Center Drive, Suite 1300, Newport Beach, California 92663, and MORTGAGE ELECTRONIC REGISTRATION SYSTEMS, INC., a Delaware corporation (“MERS” or “Mortgagee”), with a mailing address at MERS Commercial, P.O. Box 2300, Flint, Michigan 48501-2300.

RECITALS

A.	KBS SABAL PAVILION, LLC, a Delaware limited liability company (“Borrower”) proposes to borrow from Wells Fargo Bank, National Association (“Lender”) and Lender proposes to lend to Borrower the principal sum of FOURTEEN MILLION SEVEN HUNDRED THOUSAND AND NO/100THS DOLLARS ($14,700,000.00) (“Loan”). The Loan is evidenced by a promissory note (“Note”) executed by Borrower, dated the date of this Mortgage, payable to the order of Lender in the principal amount of the Loan. The maturity date of the Loan is August 1, 2036.

B.	The loan documents include this Mortgage, the Note and the other documents described in the Note as Loan Documents (“Loan Documents”).

ARTICLE 1. MORTGAGE

1.1	GRANT. For the purposes of and upon the terms and conditions of this Mortgage, Mortgagor irrevocably mortgages, grants, bargains, sells, conveys, transfers, pledges, sets over and assigns, and grants a security interest to Mortgagee, its successors and assign, with right of entry and possession, all of Mortgagor’s right, title and interest, whether now owned or hereafter acquired, in or to all of the following:

a.	That real property (“Land”) located in the city of Tampa, county of Hillsborough, state of Florida, and more particularly described on Exhibit A attached hereto;

b.	All appurtenances, easements, rights of way, water and water rights, pumps, pipes, flumes and ditches and ditch rights, water stock, ditch and/or reservoir stock or interests, royalties, development rights and credits, air rights, minerals, oil rights, all sewer capacity rights, and gas rights, now or later used or useful in connection with, appurtenant to or related to the Land;

c.	All buildings, structures, facilities, other improvements and fixtures now or hereafter located on the Land;

d.	All apparatus, equipment, machinery and appliances and all accessions thereto and renewals and replacements thereof and substitutions therefor used in the operation or occupancy of the Land, it being intended by the parties that all such items shall be conclusively considered to be a part of the Land, whether or not attached or affixed to the Land;

e.	All land lying in the right-of-way of any street, road, avenue, alley or right-of-way opened, proposed or vacated, and all sidewalks, strips and gores of land adjacent to or used in connection with the Land;

f.	All additions and accretions to the property described above;

g.	All licenses, authorizations, certificates, variances, consents, approvals and other permits now or hereafter pertaining to the Land and all estate, right, title and interest of Mortgagor in, to, under or derived from all tradenames or business names relating to the Land or the present or future development, construction, operation or use of the Land; and

h.	All proceeds of any of the foregoing.

All of the property described above is hereinafter collectively defined as the “Property”. The listing of specific rights or property shall not be interpreted as a limitation of general terms.

ARTICLE 2. OBLIGATIONS SECURED

2.1	OBLIGATIONS SECURED. Mortgagor makes the foregoing grant and assignment for the purpose of securing the following obligations (“Secured Obligations”):

a.	Full and punctual payment to Lender of all sums at any time owing under the Note;

b.	Payment and performance of all covenants and obligations of Mortgagor under this Mortgage including, without limitation, indemnification obligations and advances made to protect the Property;

c.	Payment and performance of all additional covenants and obligations of Borrower and Mortgagor under the Loan Documents;

d.	Payment and performance of all covenants and obligations, if any, which any rider attached as an exhibit to this Mortgage recites are secured hereby;

e.	Payment and performance of all future advances and other obligations that the then record owner of all or part of the Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Mortgagee, when the obligation is evidenced by a writing which recites that it is secured by this Mortgage;

f.	All interest and charges on all obligations secured hereby including, without limitation, prepayment charges, late charges and loan fees;

g.	All modifications, extensions and renewals of any of the obligations secured hereby, however evidenced, including, without limitation: (i) modifications of the required principal payment dates or interest payment dates or both, as the case may be, deferring or accelerating payment dates wholly or partly; and (ii) modifications, extensions or renewals at a different rate of interest whether or not any such modification, extension or renewal is evidenced by a new or additional promissory note or notes; and

h.	Payment and performance of any other obligations which are defined as “Secured Obligations” in the Note.

2.2	FUTURE ADVANCES. This Mortgage is given to secure not only the Secured Obligations, but also such future advances, whether such advances are obligatory or are to be made at the option of Mortgagee or the holder hereof, or otherwise as are made within 20 years from the date hereof, to the same extent as if such future advances were made on the date of the execution of this Mortgage. The total amount of Secured Obligations that may be so secured by this Mortgage may be increased or decreased from time to time, but the total unpaid balance so secured at any one time shall not exceed twice the face amount of the Note, plus interest thereon, and any disbursements made under this Mortgage for the payment of impositions, taxes, assessments, levies, insurance, or otherwise with interest on such disbursements as provided for herein, plus any increases in the principal balance as the result of negative amortization or deferred interest, if any. It is agreed that any additional sum or sums advanced by Mortgagee pursuant to the terms hereof shall be equally secured with and have the same priority as the original Secured Obligations and shall be subject to all of the terms, provisions and conditions of this Mortgage, whether or not such additional loans or advances are evidenced by other promissory notes or other guaranties of Mortgagor and whether or not identified by a recital that it or they are secured by this Mortgage. It is further agreed that any additional promissory note or guaranty or promissory notes or guaranties executed and delivered pursuant to this paragraph shall automatically be deemed to be included in the term “Note” wherever it appears in the context of this Mortgage. Without the prior written consent of Mortgagee, which Mortgagee may grant or withhold in its sole discretion, Mortgagor shall not file for record any notice limiting the maximum principal amount that may be secured by this Mortgage to a sum less than the maximum principal amount set forth in this paragraph.

2.3	OBLIGATIONS. The term “obligations” is used herein in its broadest and most comprehensive sense and shall be deemed to include, without limitation, all interest and charges, prepayment charges, late charges and loan fees at any time accruing or assessed on any of the Secured Obligations.

2.4	MATURITY DATE. The maturity date of the Note is July 1, 2036.

2.5	INCORPORATION. All terms and conditions of the documents which evidence any of the Secured Obligations are incorporated herein by this reference. All persons who may have or acquire an interest in the Property shall be deemed to have notice of the terms of the Secured Obligations and to have notice that the rate of interest on one or more Secured Obligation may vary from time to time.

ARTICLE 3. ABSOLUTE ASSIGNMENT OF RENTS AND LEASES

3.1	ASSIGNMENT. Mortgagor irrevocably assigns to Mortgagee all of Mortgagor’s right, title and interest in, to and under: (a) all present and future leases of the Property or any portion thereof, all licenses and agreements relating to the management, leasing or operation of the Property or any portion thereof, and all other agreements of any kind relating to the use or occupancy of the Property or any portion thereof, whether such leases, licenses and agreements are now existing or entered into after the date hereof (“Leases”); and (b) the rents, issues, deposits and profits of the Property, including, without limitation, all amounts payable and all rights and benefits accruing to Mortgagor under the Leases (“Payments”). The term “Leases” shall also include all guarantees of and security for the tenants’ performance thereunder, and all amendments, extensions, renewals or modifications thereto which are permitted hereunder. This is a present and absolute assignment, not an assignment for security purposes only, and Mortgagee’s right to the Leases and Payments is not contingent upon, and may be exercised without possession of, the Property.

3.2	GRANT OF LICENSE. Mortgagee confers upon Mortgagor a revocable license (“License”) to collect and retain the Payments as they become due and payable, until the occurrence of a Default (as hereinafter defined). Upon a Default, the License shall be automatically revoked and Mortgagee may collect and apply the Payments pursuant to the terms hereof without notice and without taking possession of the Property. All Payments thereafter collected by Mortgagor shall be held by Mortgagor as trustee under a constructive trust for the benefit of Mortgagee. Mortgagor hereby irrevocably authorizes and directs the tenants under the Leases to rely upon and comply with any notice or demand by Mortgagee for the payment to Mortgagee of any rental or other sums which may at any time become due under the Leases, or for the performance of any of the tenants’ undertakings under the Leases, and the tenants shall have no right or duty to inquire as to whether any Default has actually occurred or is then existing. Mortgagor hereby relieves the tenants from any liability to Mortgagor by reason of relying upon and complying with any such notice or demand by Mortgagee. Mortgagee may apply, in its sole discretion, any Payments so collected by Mortgagee against any Secured Obligation or any other obligation of Borrower, Mortgagor or any other person or entity, under any document or instrument related to or executed in connection with the Loan Documents, whether existing on the date hereof or hereafter arising. Collection of any Payments by Mortgagee shall not cure or waive any Default or notice of Default or invalidate any acts done pursuant to such notice. If and when no Default exists, Mortgagee shall re-confer the License upon Mortgagor until the occurrence of another Default.

3.3	EFFECT OF ASSIGNMENT. The foregoing irrevocable assignment shall not cause Mortgagee to be: (a) a mortgagee in possession; (b) responsible or liable for the control, care, management or repair of the Property or for performing any of the terms, agreements, undertakings, obligations, representations, warranties, covenants and conditions of the Leases; (c) responsible or liable for any waste committed on the Property by the tenants under any of the Leases or by any other parties; for any dangerous or defective condition of the Property; or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, employee, invitee or other person; or (d) responsible for or impose upon Mortgagee any duty to produce rents or profits. Mortgagee shall not directly or indirectly be liable to Mortgagor or any other person as a consequence of: (e) the exercise or failure to exercise any of the rights, remedies or powers granted to Mortgagee hereunder; or (f) the failure or refusal of Mortgagee to perform or discharge any obligation, duty or liability of Mortgagor arising under the Leases.

3.4	COVENANTS-LONG TERM LEASES.

a.	All Leases. Mortgagor shall, at Mortgagor’s sole cost and expense:

(i)	perform all obligations of the landlord under the Leases and use reasonable efforts to enforce performance by the tenants of all obligations of the tenants under the Leases;

(ii)	use reasonable efforts to keep the Property leased at all times to tenants which Mortgagor reasonably and in good faith believes are creditworthy at rents not less than the fair market rental value (including, but not limited to, free or discounted rents to the extent the market so requires);

(iii)	promptly upon Mortgagee’s request, deliver to Mortgagee a copy of each requested Lease and all amendments thereto and waivers thereof; and

(iv)	promptly upon Mortgagee’s request, (A) execute and record any additional assignments of landlord’s interest under any Lease to Mortgagee, and (B) use commercially reasonable efforts to obtain a subordinations, non-disturbance and attornment agreement for any new Lease entered into by Mortgagor, in form and substance satisfactory to Mortgagee.

Unless consented to in writing by Mortgagee or otherwise permitted under any other provision of the Loan Documents, Mortgagor shall not:

(v)	grant any tenant under any Lease any option, right of first refusal or other right to purchase all or any portion of the Property under any circumstances;

(vi)	grant any tenant under any Lease any right to prepay rent more than 1 month in advance;

(vii)	except upon Mortgagee’s request, execute any assignment of landlord’s interest in any Lease; or

(viii)	collect rent or other sums due under any Lease in advance, other than to collect rent 1 month in advance of the time when it becomes due.

Any such attempted action in violation of the provisions of this Section shall be null and void.

Mortgagor shall deposit with Mortgagee any sums received by Mortgagor in consideration of any termination, modification or amendment of any Lease or any release or discharge of any tenant under any Lease from any obligation thereunder and any such sums received by Mortgagor shall be held in trust by Mortgagor for such purpose. Notwithstanding the foregoing, so long as no Default exists, the portion of any such sum received by Mortgagor with respect to any Lease which is less than $50,000 shall be payable to Mortgagor. All such sums received by Mortgagee with respect to any Lease shall be deemed “Impounds” (as defined in Section 6.12.b) and shall be deposited by Mortgagee into a pledged account in accordance with Section 6.12.b. If no Default exists, Mortgagee shall release such Impounds to Mortgagor from time to time as necessary to pay or reimburse Mortgagor for such tenant improvements, brokerage commissions and other leasing costs as may be required to re-tenant the affected space; provided, however, Mortgagee shall have received and approved each of the following for each tenant for which such costs were incurred; (1) Mortgagor’s written request for such release, including the name of the tenant, the location and net rentable area of the space and a description and cost breakdown of the tenant improvements or other leasing costs covered by the request; (2) Mortgagor’s certification that any tenant improvements have been completed lien-free and in a workmanlike manner; (3) a fully executed Lease, or extension or renewal of the current Lease; (4) an estoppel certificate executed by the tenant including its acknowledgement that all tenant improvements have been satisfactorily completed; and (5) such other information with respect to such costs as Mortgagee may require. Following the re-tenanting of all affected space (including, without limitation, the completion of all tenant improvements), and provided no Default exists, Mortgagee shall release any remaining such Impounds relating to the affected space to Mortgagor. Mortgagor shall construct all tenant improvements in a workmanlike manner and in accordance with all applicable laws, ordinances, rules and regulations. Notwithstanding the foregoing, Mortgagee acknowledges and agrees that, promptly following Mortgagor’s written request, Mortgagee shall remit to Mortgagor all Impounds deposited into the pledged account pursuant to this Section to the extent such Impounds, at any time, exceed the amount necessary to pay for the leasing costs for which such Impounds were originally deposited.

b.	Major Leases. Mortgagor shall, at Mortgagor’s sole cost and expense, give Mortgagee prompt written notice of any material default by landlord or tenant under any Major Lease (as defined below). Unless consented to in writing by Mortgagee (such consent not to be unreasonably withheld) or otherwise permitted under any other provision of the Loan Documents, Mortgagor shall not:

(i)	enter into any Major Lease which (aa) is not on fair market terms (which terms may include free or discounted rent to the extent the market so requires); (bb) does not contain a provision requiring the tenant to execute and deliver to the landlord an estoppel certificate in form and substance satisfactory to the landlord promptly upon the landlord’s request; or (cc) allows the tenant to assign or sublet the premises without the landlord’s consent;

(ii)	reduce any rent or other sums due from the tenant under any Major Lease;

(iii)	terminate or materially modify or amend any Major Lease; or

(iv)	release or discharge the tenant or any guarantor under any Major Lease from any material obligation thereunder.

Any such attempted action in violation of the provisions of this Section shall be null and void.

“Major Lease”, as used herein, shall mean any Lease, which is, at any time: (1) a Lease of more than 20% of the total rentable area of the Property, as reasonably determined by Mortgagee; or (2) a Lease which generates a gross base monthly rent exceeding 20% of the total gross base monthly rent generated by all Leases (excluding all Leases under which the tenant is then in default), as reasonably determined by Mortgagee. Mortgagor’s obligations with respect to Major Leases shall be governed by the provisions of Section 3.4.a as well as by the provisions of this Section.

“materially modify or amend,” as used in Section 3.4.b.(iii) above, shall mean an amendment or modification to an existing Lease that changes the economic terms of the Lease in a way that decreases the effective rent per net rentable square foot (taking into account tenant improvement allowances and other concessions) payable thereunder or that shortens the total Lease term.

c.	Mortgagee’s Consent; Failure to Deny Request. Any written request by Mortgagee for consent pursuant to this Section 3.4 shall include (and be deemed complete if it includes) a term sheet (“Term Sheet”) in the form and containing the applicable information attached as Exhibit B attached hereto and made a part hereof. Mortgagee’s failure to deny any written request by Mortgagor for Mortgagee’s consent under the provisions of Sections 3.4.a or 3.4.b within five (5) Business Days after Mortgagee’s receipt of such request (and all documents and information required pursuant to the Term Sheet) shall be deemed to constitute Mortgagee’s consent to such request. Mortgagee’s consent shall not be required with respect to any new lease or lease amendment entered into by Mortgagor that is consistent with the Term Sheet submitted by Mortgagor to Mortgagee, which is either approved or deemed approved by Beneficiary. However, Mortgagor shall promptly provide Mortgagee a copy of the fully executed new lease amendment or modification.

3.5	ESTOPPEL CERTIFICATES. Within 30 days after request by Mortgagee, Mortgagor shall deliver to Mortgagee and to any party designated by Mortgagee, estoppel certificates relating to the Leases executed by Mortgagor and by each of the tenants, in form and substance acceptable to Mortgagee; provided, however, if any tenant shall fail or refuse to so execute and deliver any such estoppel certificate upon request, Mortgagor shall use reasonable efforts to cause such tenant to execute and deliver such estoppel certificate but such tenant’s continued failure or refusal to do so, despite Mortgagor’s reasonable efforts, shall not constitute a default by Mortgagor under this Section.

3.6	RIGHT OF SUBORDINATION. Mortgagee may at any time and from time to time by specific written instrument intended for the purpose unilaterally subordinate the lien of this Mortgage to any Lease, without joinder or consent of, or notice to, Mortgagor, any tenant or any other person. Notice is hereby given to each tenant under a Lease of such right to subordinate. No subordination referred to in this Section shall constitute a subordination to any lien or other encumbrance, whenever arising, or improve the right of any junior lienholder. Nothing herein shall be construed as subordinating this Mortgage to any Lease.

ARTICLE 4. SECURITY AGREEMENT AND FIXTURE FILING

4.1	SECURITY INTEREST. Mortgagor grants and assigns to Mortgagee a security interest to secure payment and performance of all of the Secured Obligations, in all of the following described personal property in which Mortgagor now or at any time hereafter has any interest (“Collateral”):

All goods, building and other materials, supplies, work in process, equipment, machinery, fixtures, furniture, furnishings, signs and other personal property, wherever situated, which are or are to be incorporated into, used in connection with or appropriated for use on the Property; all rents, issues, deposits and profits of the Property (to the extent, if any, they are not subject to the Absolute Assignment of Rents and Leases); all inventory, accounts, cash receipts, deposit accounts, impounds, accounts receivable, contract rights, general intangibles, software, chattel paper, instruments, documents, promissory notes, drafts, letters of credit, letter of credit rights, supporting obligations, insurance policies, insurance and condemnation awards and proceeds, any other rights to the payment of money, trade names, trademarks and service marks arising from or related to the Property or any business now or hereafter conducted thereon by Mortgagor; all permits, consents, approvals, licenses, authorizations and other rights granted by, given by or obtained from, any governmental entity with respect to the Property; all deposits or other security now or hereafter made with or given to utility companies by Mortgagor with respect to the Property; all advance payments of insurance premiums made by Mortgagor with respect to the Property; all plans, drawings and specifications relating to the Property; all loan funds held by Mortgagee, whether or not disbursed; all funds deposited with Mortgagee pursuant to any Loan Document, all reserves, deferred payments, deposits, accounts, refunds, cost savings and payments of any kind related to the Property or any portion thereof, including, without limitation, all “Impounds” as defined herein; together with all replacements and proceeds of, and additions and accessions to, any of the foregoing, and all books, records and files relating to any of the foregoing.

As to all of the above-described personal property which is or which hereafter becomes a “fixture” under the Florida Uniform Commercial Code (the “UCC”), this Mortgage constitutes a fixture filing under Florida Statutes Section 679.313 and 679.402, as amended and recodified from time to time, this Mortgage shall constitute a Fixture Filing recorded in the real estate records. Notwithstanding the foregoing, nothing herein shall be deemed to create any lien or interest in favor of the Mortgagee under this Mortgage in any such Collateral which is not a fixture, and the purpose of this Article IV is to create a fixture filing under Florida Statutes Section 679.313 and 679.402, as amended or recodified from time to time.

4.2	COVENANTS. Mortgagor agrees: (a) to execute and deliver such documents as Mortgagee deems necessary to create, perfect and continue the security interests contemplated hereby; (b) not to change its name, and, as applicable, its chief executive offices, its principal residence or the jurisdiction in which it is organized without giving Mortgagee at least 30 days’ prior written notice thereof; and (c) to cooperate with Mortgagee in perfecting all security interests granted herein and in obtaining such agreements from third parties as Mortgagee deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of Mortgagee’s rights hereunder.

4.3	RIGHTS OF MORTGAGEE. In addition to Mortgagee’s rights as a “Secured Party” under the UCC, Mortgagee may, but shall not be obligated to, at any time without notice and at the expense of Mortgagor: (a) give notice to any person of Mortgagee’s rights hereunder and enforce such rights at law or in equity; (b) insure, protect, defend and preserve the Collateral or any rights or interests of Mortgagee therein; and (c) inspect the Collateral. Notwithstanding the above, in no event shall Mortgagee be deemed to have accepted any property other than cash in satisfaction of any obligation of Mortgagor to Mortgagee unless Mortgagee shall make an express written election of said remedy under the UCC or other applicable law.

4.4	RIGHTS OF MORTGAGEE UPON DEFAULT. Upon the occurrence of a Default, then in addition to all of Mortgagee’s rights as a “Secured Party” under the UCC or otherwise at law:

a.	Disposition of Collateral. Mortgagee may: (i) upon written notice, require Mortgagor to assemble any or all of the Collateral and make it available to Mortgagee at a place designated by Mortgagee; (ii) without prior notice, enter upon the Property or other place where the Collateral may be located and take possession of, collect, sell, lease, license and otherwise dispose of the Collateral, and store the same at locations acceptable to Mortgagee at Mortgagor’s expense; or (iii) sell, assign and deliver the Collateral at any place or in any lawful manner and bid and become purchaser at any such sales; and

b.	Other Rights. Mortgagee may, for the account of Mortgagor and at Mortgagor’s expense: (i) operate, use, consume, sell, lease, license or otherwise dispose of the Collateral as Mortgagee deems appropriate for the purpose of performing any or all of the Secured Obligations; (ii) enter into any agreement, compromise or settlement including insurance claims, which Mortgagee may deem desirable or proper with respect to the Collateral; and (iii) endorse and deliver evidences of title for, and receive, enforce and collect by legal action or otherwise, all indebtedness and obligations now or hereafter owing to Mortgagor in connection with or on account of the Collateral.

Mortgagor acknowledges and agrees that a disposition of the Collateral in accordance with Mortgagee’s rights and remedies as heretofore provided is a disposition thereof in a commercially reasonable manner and that 10 days’ prior notice of such disposition is commercially reasonable notice. Mortgagee shall have no obligation to process or prepare the Collateral for sale or other disposition. In disposing of the Collateral, Mortgagee may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any sale or other disposition of the Collateral may be applied by Mortgagee first to the reasonable expenses incurred by Mortgagee in connection therewith, including, without limitations, reasonable attorneys’ fees and disbursements, and then to the payment of the Secured Obligations, in such order of application as Mortgagee may from time to time elect.

4.5	POWER OF ATTORNEY. Mortgagor hereby irrevocably appoints Mortgagee as Mortgagor’s attorney-in-fact (such agency being coupled with an interest), and as such attorney-in-fact, Mortgagee may, without the obligation to do so, in Mortgagee’s name or in the name of Mortgagor, prepare, execute, file and record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve any of Mortgagee’s security interests and rights in or to the Collateral, and upon a Default, take any other action required of Mortgagor; provided, however, that Mortgagee as such attorney-in-fact shall be accountable only for such funds as are actually received by Mortgagee.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES

5.1	REPRESENTATIONS AND WARRANTIES. Mortgagor represents and warrants to Mortgagee that, to Mortgagor’s current actual knowledge after reasonable investigation and inquiry, the following statements are true and correct as of the Effective Date:

a.	Legal Status. Mortgagor and Borrower are duly organized and existing and in good standing under the laws of the state(s) in which Mortgagor and Borrower are organized. Mortgagor and Borrower are qualified or licensed to do business in all jurisdictions in which such qualification or licensing is required.

b.	Permits. Mortgagor and Borrower possess all permits, franchises and licenses and all rights to all trademarks, trade names, patents and fictitious names, if any, necessary to enable Mortgagor and Borrower to conduct the business(es) in which Mortgagor and Borrower are now engaged in compliance with applicable law.

c.	Authorization and Validity. The execution and delivery of the Loan Documents have been duly authorized and the Loan Documents constitute valid and binding obligations of Mortgagor, Borrower or the party which executed the same, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights, or by the application of rules of equity.

d.	Violations. The execution, delivery and performance by Mortgagor and Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or result in any breach or default under any contract, obligation, indenture or other instrument to which Mortgagor or Borrower is a party or by which Mortgagor or Borrower is bound.

e.	Litigation. There are no pending or threatened actions, claims, investigations, suits or proceedings before any governmental authority, court or administrative agency which may adversely affect the financial condition or operations of Mortgagor or Borrower other than those previously disclosed in writing by Mortgagor or Borrower to Mortgagee.

f.	Financial Statements. The financial statements of Mortgagor and Borrower, of each general partner (if Mortgagor or Borrower is a partnership), of each member (if Mortgagor or Borrower is a limited liability company) and of each guarantor, if any, previously delivered by Mortgagor or Borrower to Mortgagee: (i) are materially complete and correct; (ii) present fairly the financial condition of such party; and (iii) have been prepared in accordance with the same accounting standard used by Mortgagor or Borrower to prepare the financial statements delivered to and approved by Mortgagee in connection with the making of the Loan, or other accounting standards approved by Mortgagee. Since the date of such financial statements, there has been no material adverse change in such financial condition, nor have any assets or properties reflected on such financial statements been sold, transferred, assigned, mortgaged, pledged or encumbered except as previously disclosed in writing by Mortgagor or Borrower to Mortgagee and approved in writing by Mortgagee.

g.	Reports. All reports, documents, instruments and information delivered to Mortgagee in connection with the Loan: (i) are correct and sufficiently complete to give Mortgagee accurate knowledge of their subject matter; and (ii) do not contain any misrepresentation of a material fact or omission of a material fact which omission makes the provided information misleading.

h.	Income Taxes. There are no pending assessments or adjustments of Mortgagor’s or Borrower’s income tax payable with respect to any year.

i.	Subordination. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations under the Note to an obligation owed to another party.

j.	Title. Mortgagor lawfully holds and possesses fee simple title to the Property, without limitation on the right to encumber same except as disclosed in the title insurance policy delivered to Mortgagee in connection with the Loan. This Mortgage is a first lien on the Property prior and superior to all other liens and encumbrances on the Property except: (i) liens for real estate taxes and assessments not yet due and payable; (ii) senior exceptions previously approved by Mortgagee and shown in the title insurance policy insuring the lien of this Mortgage; and (iii) other matters, if any, previously disclosed to Mortgagee by Mortgagor in a writing specifically referring to this representation and warranty. None of the senior exceptions to the Mortgage materially and adversely interferes with the current use of the Property, the security intended to be provided by the Mortgage, the Borrower’s ability to pay the Secured Obligations when and as due or the value of the Property.

k.	Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of this Mortgage.

l.	Encroachments. Except as shown in the survey, if any, previously delivered to Mortgagee, none of the buildings or other improvements which were included for the purpose of determining the appraised value of the Property lies outside of the boundaries or building restriction lines of the Property and no buildings or other improvements located on adjoining properties encroach upon the Property.

m.	Leases. Except as disclosed to Mortgagee in a written notice specifically identifying the same: (i) all existing Leases are in full force and effect and are enforceable in accordance with their respective terms; (ii) no material breach or default by any party, or event which would constitute a material breach or default by any party after notice or the passage of time, or both, exists under any existing Lease; (iii) none of the landlord’s interests under any of the Leases, including, but not limited to, rents, additional rents, charges, issues or profits, has been transferred or assigned; and (iv) no rent or other payment under any existing Lease has been paid by any tenant for more than 1 month in advance.

n.	Collateral. Mortgagor has good title to the existing Collateral, free and clear of all liens and encumbrances except those, if any, previously disclosed to Mortgagee by Mortgagor in writing specifically referring to this representation and warranty. Mortgagor’s chief executive office (or principal residence, if applicable) is located at the address shown on page one of this Mortgage. Mortgagor is an organization organized solely under the laws of the State of Delaware. All organizational documents of Mortgagor delivered to Mortgagee are complete and accurate in every respect. Mortgagor’s legal name is exactly as shown on page one of this Mortgage.

o.	Condition of Property. Except as shown in the property condition survey or other engineering reports, if any, previously delivered to or obtained by Mortgagee, the Property is in good condition and repair and is free from any damage that would materially and adversely affect the value of the Property as security for the Loan or the intended use of the Property.

p.	Hazardous Materials. Except as shown in the environmental assessment report(s), if any, previously delivered to or obtained by Mortgagee, the Property is not and has not been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of Hazardous Materials (as hereinafter defined) except as otherwise previously disclosed in writing by Mortgagor to Mortgagee.

q.	Hazardous Materials Laws. Except as disclosed in the environmental assessment reports delivered to Mortgagee, the Property complies with all Hazardous Materials Laws (as hereinafter defined).

r.	Hazardous Materials Claims. Except as disclosed in the environmental assessment reports delivered to Mortgagee, there are no pending or threatened Hazardous Materials Claims (as hereinafter defined).

s.	Wetlands. Except as expressly identified in the survey delivered to Mortgagee, No part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

t.	Compliance With Laws. All federal, state and local laws, rules and regulations applicable to the Property, including, without limitation, all zoning and building requirements and all requirements of the Americans With Disabilities Act of 1990, as amended from time to time (42 U. S. C. Section 12101 et seq.) have been satisfied or complied with. Mortgagor is in possession of all certificates of occupancy and all other licenses, permits and other authorizations required by applicable law for the existing use of the Property. All such certificates of occupancy and other licenses, permits and authorizations are valid and in full force and effect.

u.	Property Taxes and Other Liabilities. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, and ground rents, if any, which previously became due and owing in respect of the Property have been paid or will be paid prior to delinquency.

v.	Condemnation. There is no proceeding pending or threatened for the total or partial condemnation of the Property.

w.	Homestead. There is no homestead or other exemption available to Mortgagor which would materially interfere with the right to sell the Property or the right to foreclose this Mortgage.

x.	Solvency. None of the transactions contemplated by the Loan will be or have been made with an actual intent to hinder, delay or defraud any present or future creditors of Mortgagor, and Mortgagor, on the Effective Date, will have received fair and reasonably equivalent value in good faith for the grant of the liens or security interests effected by the Loan Documents. On the Effective Date, Mortgagor will be solvent and will not be rendered insolvent by the transactions contemplated by the Loan Documents. Mortgagor is able to pay its debts as they become due.

y.	Separate Tax Parcel(s). The Property is assessed for the real estate tax purposes as one or more wholly independent tax parcels, separate from any other real property, and no other real property is assessed and taxed together with the Property or any portion thereof.

z.	Utilities; Water; Sewer. The Property is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service. The Property is served by public water and sewer systems.

aa.	ERISA Matters. Mortgagor is not an employee benefit plan as defined in Section 3.(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to individually and collectively as “Plan”). Mortgagor’s assets do not constitute “plan assets” of any plan within the meaning of Department of Labor Regulation Section 2510.3-101. Mortgagor will not transfer or convey the Property to a Plan or to a person or entity whose assets constitute such “plan assets”, and Mortgagor will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets.” With respect to the Loan, Mortgagor is acting on Mortgagor’s own behalf and not on account of or for the benefit of any Plan.

bb.	Lease. Borrower represents and warrants that the tenant under the Existing Ford Lease (as defined in the Note) has not exercised, and has no current right to exercise the cancellation option in Section 5.02(k) of the Existing Ford Lease, or the option to expand in Exhibit H to the Existing Ford Lease.

5.2	COMMERCIAL LOAN. Borrower warrants that the loan evidenced by this Note is being made solely to acquire or carry on a business or commercial enterprise, and/or Borrower is a business or commercial organization. Borrower further warrants that all of the proceeds of this Note shall be used for commercial purposes and stipulates that the loan evidenced by this Note shall be construed for all purposes as a commercial loan, and is made for other than personal, family or household purposes.

5.3	REPRESENTATIONS, WARRANTIES AND COVENANTS REGARDING STATUS (LEVEL III SPE). Mortgagor hereby represents, warrants and covenants to Mortgagee that with respect to both Mortgagor and KBS REIT Acquisition II, LLC, a Delaware limited liability company, a member of Mortgagor:

a.	each such entity was organized solely for the purpose of (i) owning the Property; (ii) acting as a general partner of a partnership which owns the Property; or (iii) acting as a member of a limited liability company which owns the Property;

b.	each such entity has not and will not engage in any business unrelated to (i) the ownership of the Property; (ii) acting as general partner of a partnership which owns the Property; or (iii) acting as a member of a limited liability company which owns the Property;

c.	each such entity has not and will not have any assets other than the Property (and personal property incidental to the ownership and operation of the Property) or its partnership or membership interest in the partnership or limited liability company which owns the Property;

d.	each such entity has not and will not engage in, seek or consent to any amendment of its articles of organization, certificate of formation or operating agreement, as applicable, if such amendment would impair the special purpose bankruptcy remote structure of Mortgagor or KBS REIT Acquisition II, LLC, or result in the violation of the transfer provisions of Section 6.15 hereof or any other provisions of the Loan Documents;

e.	each such entity has not and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale, or transfer of partnership or membership interest, as applicable;

f.	each such entity, without the unanimous consent of all of its general partners, directors or members, as applicable, shall not file or consent to the filing of any bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or any other entity in which it has a direct or indirect legal or beneficial ownership interest;

g.	each such entity has no indebtedness (and will have no indebtedness) other than (i) the Loan (to the extent it is liable under the terms of the Loan Documents); and (ii) unsecured trade debt and/or operating expenses (which shall exclude any real estate taxes or insurance premiums) not to exceed 3% (which 3% cap shall not apply to real estate taxes or insurance premiums) of the loan amount in the aggregate with respect to Mortgagor or $10,000 in the aggregate with respect to each such other entity, which is not evidenced by a note and is incurred in the ordinary course of its business in connection with owning, operating and maintaining the Property (or its interest in Mortgagor, as applicable) and is paid within 60 days from the date incurred, or, if later, prior to delinquency;

h.	each such entity has not and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

i.	except for funds deposited into the Restricted Account (as such term is defined in the Cash Management Agreement) pursuant to the Cash Management Agreement, each such entity has maintained and will maintain its accounts, books and records separate from any other person or entity;

j.	each such entity has maintained and will maintain its books, records, resolutions and agreements as official records;

k.	each such entity (i) has not and will not commingle its funds or assets with those of any other entity; and (ii) has held and will hold its assets in its own name;

l.	each such entity has conducted and will conduct its business in its own name;

m.	each such entity has maintained and will maintain its accounting records and other entity documents separate from any other person or entity;

n.	each such entity has prepared and will prepare separate tax returns and financial statements, or if part of a consolidated group, is shown as a separate member of such group;

o.	each such entity has paid and will pay its own liabilities and expenses out of its own funds and assets;

p.	each such entity has held and will hold regular meetings, as appropriate, to conduct its business and has observed and will observe all corporate, partnership or limited liability company formalities and record keeping, as applicable;

q.	each such entity has not and will not assume or guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of any other entity;

r.	each such entity has not and will not acquire obligations or securities of its partners, members or shareholders;

s.	each such entity has allocated and will allocate fairly and reasonably the costs associated with common employees and any overhead for shared office space and each such entity has used and will use separate stationery, invoices and checks;

t.	each such entity has not and will not pledge its assets for the benefit of any other person or entity;

u.	each such entity has held and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other person or entity;

v.	each such entity has not made and will not make loans to any person or entity;

w.	each such entity has not and will not identify its partners, members or shareholders, or any affiliates of any of the foregoing, as a division or part of it;

x.	each such entity has not entered into and will not enter into or be a party to, any transaction with its partners, members, shareholders, or any affiliates of any of the foregoing, except in the ordinary course of its business pursuant to written agreements and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

y.	each such entity has paid and will pay the salaries of its own employees and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

z.	each such entity has maintained and will maintain adequate capital in light of its contemplated business operations;

aa.	such entity shall be a single member limited liability company which (i) shall be organized in the State of Delaware and (ii) shall have at least one springing member which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from such entity, shall immediately become the sole member of such entity; and

bb.	such entity’s limited liability company operating agreement shall contain the provisions set forth in this Section 5.3 and any such entity shall conduct its business and operations in strict compliance with the terms contained therein.

ARTICLE 6. RIGHTS AND DUTIES OF THE PARTIES

6.1	MAINTENANCE AND PRESERVATION OF THE PROPERTY. Mortgagor shall: (a) keep the Property in good condition and repair; (b) complete or restore promptly and in workmanlike manner the Property or any part thereof which may be damaged or destroyed; (c) comply and cause the Property to comply with (i) all laws, ordinances, regulations and standards, (ii) all covenants, conditions, restrictions and equitable servitudes, whether public or private, of every kind and character and (iii) all requirements of insurance companies and any bureau or agency which establishes standards of insurability, which laws, covenants or requirements affect the Property and pertain to acts committed or conditions existing thereon, including, without limitation, any work of alteration, improvement or demolition as such laws, covenants or requirements mandate; (d) operate and manage the Property at all times in a professional manner and do all other acts which from the character or use of the Property may be reasonably necessary to maintain and preserve its value; (e) promptly after execution, deliver to Mortgagee a copy of any management agreement concerning the Property and all amendments thereto and waivers thereof; and (f) execute and acknowledge all further documents, instruments and other papers as Mortgagee deems necessary or appropriate to preserve, continue, perfect and enjoy the benefits of this Mortgage and perform Mortgagor’s obligations, including, without limitation, statements of the amount secured hereby then owing and statements of no offset. Mortgagor shall not: (g) remove or demolish all or any material part of the Property; (h) alter either (i) the exterior of the Property in a manner which materially and adversely affects the value of the Property or (ii) the roof or other structural elements of the Property in a manner which requires a building permit except for tenant improvements required under the Leases; (i) initiate or acquiesce in any change in any zoning or other land classification which affects the Property; or (j) commit or permit waste of the Property.

6.2	HAZARDOUS MATERIALS. Without limiting any other provision of this Mortgage, Mortgagor agrees as follows:

a.	Prohibited Activities. Mortgagor shall not cause or permit the Property to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any of the following (collectively, “Hazardous Materials”): oil or other petroleum products; flammable explosives; asbestos; urea formaldehyde insulation; radioactive materials; hazardous wastes; fungus, mold, mildew, pores or other biological or microbial agents the presence of which may affect human health, impair occupancy or materially affect the value or utility of the Property; toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws (defined below) and/or other applicable environmental laws, ordinances or regulations.

The foregoing to the contrary notwithstanding, (i) Mortgagor may store, maintain and use on the Property janitorial and maintenance supplies, paint and other Hazardous Materials of a type and in a quantity readily available for purchase by the general public and normally stored, maintained and used by owners and managers of properties of a type similar to the Property; and (ii) tenants of the Property may store, maintain and use on the Property (and, if any tenant is a retail business, hold in inventory and sell in the ordinary course of such tenant’s business) Hazardous Materials of a type and quantity readily available for purchase by the general public and normally stored, maintained and used (and, if tenant is a retail business, sold) by tenants in similar lines of business on properties similar to the Property.

b.	Hazardous Materials Laws. Mortgagor shall comply and cause the Property to comply with all federal, state and local laws, ordinances and regulations relating to Hazardous Materials (“Hazardous

Materials Laws”), including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

c.	Notices. Mortgagor shall immediately notify Mortgagee in writing of: (i) the discovery of any Hazardous Materials on, under or about the Property (other than Hazardous Materials permitted under Section 6.2a); (ii) any knowledge by Mortgagor that the Property does not comply with any Hazardous Materials Laws; (iii) any claims or actions (“Hazardous Materials Claims”) pending or threatened against Mortgagor or the Property by any governmental entity or agency or any other person or entity relating to Hazardous Materials or pursuant to the Hazardous Materials Laws; and (iv) the discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to become contaminated by or with Hazardous Materials.

d.	Remedial Action. In response to the presence of any Hazardous Materials on, under or about the Property, Mortgagor shall immediately take, at Mortgagor’s sole expense, all remedial action required by any Hazardous Materials Laws or any judgment, consent decree, settlement or compromise in respect to any Hazardous Materials Claims.

e.	Inspection By Mortgagee. Upon reasonable prior notice to Mortgagor, Mortgagee, its employees and agents, may from time to time (whether before or after the commencement of a nonjudicial or judicial foreclosure proceeding), enter and inspect the Property for the purpose of determining the existence, location, nature and magnitude of any past or present release or threatened release of any Hazardous Materials into, onto, beneath or from the Property.

f.	Legal Effect of Section. Mortgagor and Mortgagee agree that: (i) this Hazardous Materials Section is intended as Mortgagee’s written request for information (and Mortgagor’s response) concerning the environmental condition of the real property security as required by California Code of Civil Procedure Section 726.5, or any other applicable law; and (ii) each representation and warranty and covenant in this Section (together with any indemnity applicable to a breach of any such representation and warranty) with respect to the environmental condition of the Property is intended by Mortgagee and Mortgagor to be an “environmental provision” for purposes of California Code of Civil Procedure Section 736, or any other applicable law.

6.3	COMPLIANCE WITH LAWS. Mortgagor shall comply with all federal, state and local laws, rules and regulations applicable to the Property, including, without limitation, all zoning and building requirements and all requirements of the Americans With Disabilities Act of 1990 (42 U.S.C. Section 12101 et seq.), as amended from time to time. Mortgagor shall possess and maintain or cause Borrower to possess and maintain in full force and effect at all times (a) all certificates of occupancy and other licenses, permits and authorizations required by applicable law for the existing use of the Property and (b) all permits, franchises and licenses and all rights to all trademarks, trade names, patents and fictitious names, if any, required by applicable law for Mortgagor and Borrower to conduct the business(es) in which Mortgagor and Borrower are now engaged.

6.4	LITIGATION. Mortgagor shall promptly notify Mortgagee in writing of any litigation pending or threatened against Mortgagor or Borrower claiming damages in excess of $50,000 and of all pending or threatened litigation against Mortgagor or Borrower if the aggregate damage claims against Mortgagor or Borrower exceed $100,000.

6.5	MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Mortgagor shall not: (a) merge or consolidate with any other entity or permit Borrower to merge or consolidate with any other entity; (b) make any substantial change in the nature of Mortgagor’s business or structure or permit Borrower to make any substantial change in the nature of Borrower’s business or structure (except as expressly provided herein); (c) acquire all or substantially all of the assets of any other entity or permit Borrower to acquire all or substantially all of the assets of any other entity (other than Borrower’s acquisition of Sabal Pavilion I concurrently herewith); or (d) sell, lease, assign, transfer or otherwise dispose of a material part of Mortgagor’s assets except in the ordinary course of Mortgagor’s business or permit Borrower to sell, lease, assign, transfer or otherwise dispose of a material part of Borrower’s assets except in the ordinary course of Borrower’s business.

6.6	ACCOUNTING RECORDS. Mortgagor shall maintain and cause Borrower to maintain adequate books and records in accordance with the same accounting standard used by Mortgagor or Borrower to prepare the financial statements delivered to and approved by Mortgagee in connection with the making of the Loan or other accounting standards approved by Mortgagee. Mortgagor shall permit and shall cause Borrower to permit any representative of Mortgagee, at any reasonable time and from time to time, at Mortgagee’s sole cost and expense, to inspect, audit and examine such books and records and make copies of same; provided, however, that Mortgagee shall not be obligated to pay for any expenses incurred by Borrower in connection with such inspection, audit or examination.

6.7	COSTS, EXPENSES AND ATTORNEYS’ FEES. Mortgagor shall pay to Mortgagee the full amount of all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses of Mortgagee’s in–house or outside counsel, incurred by Mortgagee in connection with: (a) appraisals and inspections of the Property or Collateral required by Mortgagee as a result of (i) a Transfer or proposed Transfer (as defined below), or (ii) a Default; (b) appraisals and inspections of the Property or Collateral required by applicable law, including, without limitation, federal or state regulatory reporting requirements; and (c) any acts performed by Mortgagee at Mortgagor’s request or wholly or partially for the benefit of Mortgagor (including, without limitation, the preparation or review of amendments, assumptions, waivers, releases, reconveyances, estoppel certificates or statements of amounts owing under any Secured Obligation). In connection with appraisals and inspections, Mortgagor specifically (but not by way of limitation) acknowledges that: (aa) a formal written appraisal of the Property by a state certified or licensed appraiser may be required by federal regulatory reporting requirements on an annual or more frequent basis; and (bb) Mortgagee may require inspection of the Property by an independent supervising architect, a cost engineering specialist, or both. Mortgagor shall pay all indebtedness arising under this Section immediately upon demand by Mortgagee together with interest thereon following notice of such indebtedness at the rate of interest then applicable to the principal balance of the Note as specified therein.

6.8	LIENS, ENCUMBRANCES AND CHARGES. Mortgagor shall immediately discharge by bonding or otherwise any lien, charge or other encumbrance which attaches to the Property in violation of Section 6.15. Subject to Mortgagor’s right to contest such matters under this Mortgage or as expressly permitted in the Loan Documents, Mortgagor shall pay when due all obligations secured by or reducible to liens and encumbrances which shall now or hereafter encumber or appear to encumber all or any part of the Property or any interest therein, whether senior or subordinate hereto, including, without limitation, all claims for work or labor performed, or materials or supplies furnished, in connection with any work of demolition, alteration, repair, improvement or construction of or upon the Property, except such as Mortgagor may in good faith contest or as to which a bona fide dispute may arise (provided provision is made to the satisfaction of Mortgagee for eventual payment thereof in the event that Mortgagor is obligated to make such payment and that any recorded claim of lien, charge or other encumbrance against the Property is immediately discharged by bonding or otherwise).

6.9	TAXES AND OTHER LIABILITIES. Mortgagor shall pay and discharge, prior to delinquency, any and all indebtedness, obligations, assessments and taxes, both real and personal and including federal and state income taxes and state and local property taxes and assessments. Mortgagor shall promptly provide to Mortgagee copies of all tax and assessment notices pertaining to the Property. Mortgagor hereby authorizes Mortgagee to obtain, at Mortgagor’s expense, a tax service contract which shall provide tax information on the Property to Mortgagee for the term of the Loan and any extensions or renewals of the Loan.

6.10	INSURANCE COVERAGE. Mortgagor shall obtain and maintain all insurance coverage required pursuant to that certain Agreement Regarding Required Insurance dated as of the date hereof by and between Mortgagor and Mortgagee.

6.11	CONDEMNATION AND INSURANCE PROCEEDS.

a.	Assignment of Claims. Mortgagor absolutely and irrevocably assigns to Mortgagee all of the following rights, claims and amounts (collectively, “Claims”), all of which shall be paid to Mortgagee: (i) all awards of damages and all other compensation payable directly or indirectly by reason of a condemnation or proposed condemnation for public or private use affecting all or any part of, or any interest in, the Property; (ii) all other claims and awards for damages to or decrease in value of all or any part of, or any interest in, the Property; (iii) all proceeds of any insurance policies payable by reason of loss sustained to all or any part of the Property; and (iv) all interest which may accrue on any of the foregoing. Mortgagor shall give Mortgagee prompt written notice of the occurrence of any casualty affecting, or the institution of any proceedings for eminent domain or for the condemnation of, the Property or any portion thereof. So long as no Default has occurred and is continuing at the time, (i) Mortgagor shall have the right to adjust, compromise and settle any Claim or group of related Claims of $100,000 or less without the participation or consent of Mortgagee and (ii) Mortgagee shall have the right to participate in and consent to any adjustment, compromise or settlement of any Claim or group of related Claims exceeding $100,000. If a Default has occurred and is continuing at the time, Mortgagor hereby irrevocably empowers Mortgagee, in the name of Mortgagor, as Mortgagor’s true and lawful attorney in fact, to commence, appear in, defend, prosecute, adjust, compromise and settle all Claims; provided, however, Mortgagee shall not be responsible for any failure to undertake any or all of such actions regardless of the cause of the failure. All awards, proceeds and other sums described herein shall, in all cases, be payable to Mortgagee.

b.	Application of Proceeds; No Default. So long as no Default has occurred and is continuing at the time of Mortgagee’s receipt of the proceeds of the Claims (“Proceeds”) and no Default occurs thereafter, the following provisions shall apply:

(i)	Condemnation. If the Proceeds are the result of Claims described in clauses 6.11.a (i) or (ii) above, or interest accrued thereon, Mortgagee shall apply the Proceeds in the following order of priority: First, to Mortgagee’s expenses in settling, prosecuting or defending the Claims; Second, to the repair or restoration of the portion of the Property, if any, not condemned or proposed for condemnation and not otherwise the subject of a claim or award; and Third, to the Secured Obligations in any order without suspending, extending or reducing any obligation of Mortgagor to make installment payments.

(ii)	Insurance. If the Proceeds are the result of Claims described in clause 6.11.a (iii) above or interest accrued thereon, Mortgagee shall apply the Proceeds in the following order of priority: First, to Mortgagee’s expenses in settling, prosecuting or defending the Claims; Second, to the repair or restoration of the Property; and Third, (aa) if the repair or restoration of the Property has been completed and all costs incurred in connection with the repair or restoration have been paid in full, to Mortgagor or (bb) in all other circumstances, to the Secured Obligations in any order without suspending, extending or reducing any obligation of Mortgagor to make installment payments.

(iii)	Restoration. Notwithstanding the foregoing Sections 6.11.b (i) and (ii), Mortgagee shall have no obligation to make any Proceeds available for the repair or restoration of all or any portion of the Property unless and until all the following conditions have been satisfied: (aa) delivery to Mortgagee of the Proceeds plus any additional amount which is needed to pay all costs of the repair or restoration (including, without limitation, taxes, financing charges, insurance and rent during the repair period); (bb) establishment of an arrangement for lien releases and disbursement of funds acceptable to Mortgagee; (cc) delivery to Mortgagee in form and content acceptable to Mortgagee of all of the following: (1) plans and specifications for the work; (2) a contract for the work, signed by a contractor acceptable to Mortgagee; (3) a cost breakdown for the work; (4) if required by Mortgagee, a payment and performance bond for the work; (5) evidence of the continuation of all Leases unless consented to in writing by Mortgagee; (6) evidence that, upon completion of the work, the size, capacity, value, and income coverage ratios for the Property will be at least as great as those which existed immediately before the damage or condemnation occurred; (7) evidence that the work can reasonably be completed on or before that date which is 6 months prior to the Maturity Date; and (8) evidence of the satisfaction of any additional conditions that Mortgagee may reasonably establish to protect Mortgagee’s security. Mortgagor acknowledges that the specific conditions described above are reasonable.

c.	Application of Proceeds; Default. If a Default has occurred and is continuing at the time of Mortgagee’s receipt of the Proceeds or if a Default occurs at any time thereafter, Mortgagee may, at Mortgagee’s absolute discretion and regardless of any impairment of security or lack of impairment of security, but subject to applicable law governing use of the Proceeds, if any, apply all or any of the Proceeds to Mortgagee’s expenses in settling, prosecuting or defending the Claims and then apply the balance to the Secured Obligations in any order without suspending, extending or reducing any obligation of Mortgagor to make installment payments, and may release all or any part of the Proceeds to Mortgagor upon any conditions Mortgagee chooses.

6.12	IMPOUNDS.

a.	Post-Default Impounds. If required by Mortgagee at any time while a Default exists, Mortgagor shall deposit with Mortgagee such amounts (“Post-Default Impounds”) on such dates (determined by Mortgagee as provided below) as will be sufficient to pay any or all “Costs” (as defined below) specified by Mortgagee to the extent, and only to the extent, required by the terms and conditions of the Loan Documents. Mortgagee in its reasonable discretion shall estimate the amount of such Costs, if any, that will be payable or required during any period selected by Mortgagee not exceeding 1 year and shall determine the fractional portion thereof that Mortgagor shall deposit with Mortgagee on each date specified by Mortgagee during such period. If the Post-Default Impounds paid by Mortgagor are not sufficient to pay the related Costs, Mortgagor shall deposit with Mortgagee upon demand an amount equal to the deficiency. All Post-Default Impounds shall be payable by Mortgagor in addition to (but without duplication of) any other Impounds (as defined below).

b.	All Impounds. Post-Default Impounds and any other impounds that may be payable by Borrower under the Note are collectively called “Impounds”. All Impounds, if any, shall be deposited into one or more segregated or commingled accounts maintained by Mortgagee or its servicing agent. Except as otherwise provided in the Note, such account(s) shall not bear interest. Mortgagee shall not be a trustee, special depository or other fiduciary for Mortgagor with respect to such account, and the existence of such account shall not limit Mortgagee’s rights under this Mortgage, any other agreement or any provision of law. If a Default exists, Mortgagee may apply any or all Impounds to any Secured Obligation and/or to cure such Default, whereupon Mortgagor shall restore all Impounds so applied and cure all Defaults not cured by such application. The obligations of Mortgagor hereunder shall not be diminished by deposits of Impounds made by Mortgagor, except to the extent that such obligations have actually been met by application of such Impounds. Upon any assignment of this Mortgage, Mortgagee may assign all

Impounds in its possession to Mortgagee’s assignee, whereupon Mortgagee shall be released from all liability with respect to such Impounds. Within 60 days following full repayment of the Secured Obligations (other than as a consequence of foreclosure or conveyance in lieu of foreclosure) or at such earlier time as Mortgagee may elect, Mortgagee shall pay to Mortgagor all Impounds in its possession, and no other party shall have any right or claim thereto. “Costs” means (i) all taxes and other liabilities payable by Mortgagor under Section 6.9, (ii) all insurance premiums payable by Mortgagor under Section 6.10, and (iii) all other costs and expenses for which Impounds are required under the Note. Mortgagor shall deliver to Mortgagee, promptly upon receipt, all bills for Costs for which Mortgagee has required Post-Default Impounds.

6.13	DEFENSE AND NOTICE OF LOSSES, CLAIMS AND ACTIONS. Mortgagor shall protect, preserve and defend the Property and title to and right of possession of the Property, the security of this Mortgage and the rights and powers of Mortgagee hereunder at Mortgagor’s sole expense against all adverse claims, whether the claim: (a) is against a possessory or non-possessory interest; (b) arose prior or subsequent to the Effective Date; or (c) is senior or junior to Mortgagor’s or Mortgagee’s rights. Mortgagor shall give Mortgagee prompt notice in writing of the assertion of any claim, of the filing of any action or proceeding, of the occurrence of any damage to the Property and of any condemnation offer or action.

6.14	RIGHT OF INSPECTION. Mortgagee and its independent contractors, agents and employees may enter the Property from time to time at any reasonable time for the purpose of inspecting the Property and ascertaining Mortgagor’s compliance with the terms of this Mortgage. Mortgagee shall use reasonable efforts to assure that Mortgagee’s entry upon and inspection of the Property shall not materially and unreasonably interfere with the business or operations of Mortgagor or Mortgagor’s tenants on the Property.

6.15	DUE ON SALE/ENCUMBRANCE.

a.	Definitions. The following terms shall have the meanings indicated:

“Restricted Party” shall mean each of (i) Borrower, (ii) Mortgagor, (iii) KBS REIT Acquisition II, LLC (“Mezzanine Borrower”), any entity obligated under any guaranty or indemnity made in favor of Mortgagee in connection with the Loan.

“Transfer” shall mean any sale, installment sale, exchange, mortgage, pledge, hypothecation, assignment, encumbrance or other transfer, conveyance or disposition, whether voluntarily, involuntarily or by operation of law or otherwise.

b.	Property Transfers.

(i)	Prohibited Property Transfers. Mortgagor shall not cause or permit any Transfer of all or any part of or any direct or indirect legal or beneficial interest in the Property or the Collateral (collectively, a “Prohibited Property Transfer”), including, without limitation, (A) a Lease of all or a material part of the Property for any purpose other than actual occupancy by a space tenant; and (B) the Transfer of all or any part of Mortgagor’s right, title and interest in and to any Leases or Payments.

(ii)	Permitted Property Transfers. Notwithstanding the foregoing, none of the following Transfers shall be deemed to be a Prohibited Property Transfer and are expressly permitted: (A) a Transfer which is expressly permitted under the Note; (B) a Lease which is permitted under Article 3; and (C) the sale of inventory in the ordinary course of business.

c.	Equity Transfers.

(i)	Prohibited Equity Transfers. Mortgagor shall not cause or permit any Transfer of any direct, legal or beneficial interest in a Restricted Party (collectively, a “Prohibited Equity Transfer”), including without limitation, (A) if a Restricted Party is a corporation, any merger, consolidation or other Transfer of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (B) if a Restricted Party is a limited partnership, limited liability partnership, general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (C) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Transfer of a non-managing membership interest or the creation or issuance of new non-managing membership interests; or (D) if a Restricted Party is a trust, any merger, consolidation or other Transfer of any legal or beneficial interest in such Restricted Party or the creation or issuance of new legal or beneficial interests.

(ii)	Permitted Equity Transfers. Notwithstanding the foregoing, none of the following Transfers shall be deemed to be a Prohibited Equity Transfer: (A) a Transfer of the direct or indirect ownership interests of KBS Limited Partnership and KBS Real Estate Investment Trust, Inc., so long as: (i) KBS Capital Advisors LLC, (ii) an entity owned by Peter and/or Charles Schreiber, Jr., or (iii) an entity reasonably acceptable to Lender using commercial standards customarily applied by prudent institutional mortgage lenders for similar loans (each an “Approved Asset Manager”) remains the sole Approved Asset Manager of KBS Real Estate Investment Trust, Inc.; (B) a Transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party where such Transfer does not result in a Default under Section 7.1a(vi) below; (C) a Transfer, in one or a series of transactions, of not more than 49% of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party where such Transfer does not result in a change in management control in the Restricted Party; or (D) a Transfer which is expressly permitted under the Note.

(iii)	SPE Status. Nothing contained in this Section 6.15c shall be construed to permit any Transfer which would result in a breach of any representation, warranty or covenant of Mortgagor under Section 5.2 above.

d.	Certificates of Ownership. Mortgagor shall deliver to Mortgagee, at any time and from time to time, not more than 5 days after Mortgagee’s written request therefore, a certificate, in form acceptable to Mortgagee, signed and dated by Borrower and Mortgagor, listing the names of all persons and entities holding direct interests in the Property and KBS REIT Acquisition II, LLC, a Delaware limited liability company, and the type and amount of each such interest.

6.16	INTENTIONALLY OMITTED.

6.17	INTENTIONALLY OMITTED.

6.18	EXCULPATION. Mortgagee shall not directly or indirectly be liable to Mortgagor or any other person as a consequence of: (a) the exercise of the rights, remedies or powers granted to Mortgagee in this Mortgage; (b) the failure or refusal of Mortgagee to perform or discharge any obligation or liability of Mortgagor under any agreement related to the Property or under this Mortgage; or (c) any loss sustained by Mortgagor or any third party resulting from Mortgagee’s failure to lease the Property after a Default (hereafter defined) or from any other act or omission of Mortgagee in managing the Property after a Default unless the loss is caused by the willful misconduct and bad faith of Mortgagee and no such liability shall be asserted or enforced against Mortgagee, all such liability being expressly waived and released by Mortgagor.

6.19	INDEMNITY. Without in any way limiting any other indemnity contained in this Mortgage, Mortgagor agrees to defend, indemnify and hold harmless the Mortgagee Group from and against any claim, loss, damage, cost, expense or liability directly or indirectly arising out of: (a) the making of the Loan, except for violations of banking laws or regulations by the Mortgagee Group; (b) this Mortgage; (c) the execution of this trust or the performance of any act required or permitted hereunder or by law; (d) any failure of Mortgagor to perform Mortgagor’s obligations under this Mortgage or the other Loan Documents; (e) any alleged obligation or undertaking on the Mortgagee Group’s part to perform or discharge any of the representations, warranties, conditions, covenants or other obligations contained in any other document related to the Property; (f) any act or omission by Mortgagor or any contractor, agent, employee or representative of Mortgagor with respect to the Property; or (g) any claim, loss, damage, cost, expense or liability directly or indirectly arising out of: (i) the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials which are found in, on, under or about the Property (including, without limitation, underground contamination); or (ii) the breach of any covenant, representation or warranty of Mortgagor under Sections 5.1.p, 5.1.q, 5.1.r, or 6.2 above. The foregoing to the contrary notwithstanding, this indemnity shall not include any claim, loss, damage, cost, expense or liability directly or indirectly arising out of the gross negligence or willful misconduct of any member of the Mortgagee Group, or any claim, loss, damage, cost, expense or liability incurred by the Mortgagee Group arising from any act or incident on the Property occurring after the full reconveyance and release of the lien of this Mortgage on the Property, or with respect to the matters set forth in clause (g) above, any claim, loss, damage, cost, expense or liability incurred by the Mortgagee Group resulting from the introduction and initial release of Hazardous Materials on the Property occurring after the transfer of title to the Property at a foreclosure sale under this Mortgage, either pursuant to judicial decree or the power of sale, or by deed in lieu of such foreclosure. This indemnity shall include, without limitation: (aa) all consequential damages (including, without limitation, any third party tort claims or governmental claims, fines or penalties against the Mortgagee Group); (bb) all court costs and reasonable attorneys’ fees (including, without limitation, expert witness fees) paid or incurred by the Mortgagee Group; and (cc) the costs, whether foreseeable or unforeseeable, of any investigation, repair, cleanup or detoxification of the Property which is required by any governmental entity or is otherwise necessary to render the Property in compliance with all laws and regulations pertaining to Hazardous Materials. “Mortgagee Group”, as used herein, shall mean (1) Mortgagee and Lender (including, without limitation, any participant in the Loan), (2) any entity controlling, controlled by or under common control with Mortgagee and Lender, (3) the directors, officers, employees and agents of Mortgagee and Lender and such other entities, and (4) the successors, heirs and assigns of the entities and persons described in foregoing clauses (1) through (3), other than a purchaser of the Loan through foreclosure. Mortgagor shall pay immediately upon Mortgagee’s demand any amounts owing under this indemnity together with interest from the date the indebtedness arises until paid at the rate of interest applicable to the principal balance of the Note as specified therein. Mortgagor agrees to use legal counsel reasonably acceptable to the Mortgagee Group in any action or proceeding arising under this indemnity. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE SATISFACTION AND RELEASE OF THIS MORTGAGE, BUT MORTGAGOR’S LIABILITY UNDER THIS INDEMNITY SHALL BE SUBJECT TO THE PROVISIONS OF SECTION 8 IN THE NOTE ENTITLED “BORROWER’S LIABILITY.”

6.20	INTENTIONALLY OMITTED.

6.21	RELEASES, EXTENSIONS, MODIFICATIONS AND ADDITIONAL SECURITY. Without notice to or the consent, approval or agreement of any persons or entities having any interest at any time in the Property or in any manner obligated under the Secured Obligations (“Interested Parties”), Mortgagee may, from time to time: (a) fully or partially release any person or entity from liability for the payment or performance of any Secured Obligation; (b) extend the maturity of any Secured Obligation; (c) make any agreement with Borrower increasing the amount or otherwise altering the terms of any Secured Obligation; (d) accept additional security for any Secured Obligation; or (e) release all or any portion of the Property, Collateral and other security for any Secured Obligation. None of the foregoing actions shall release or reduce the personal liability of any of said Interested Parties, or release or impair the priority of the lien of this Mortgage upon the Property.

6.22	SALE OR PARTICIPATION OF LOAN. Mortgagee may at any time sell, assign, participate or securitize all or any portion of Mortgagee’s rights and obligations under the Loan Documents, and that any such sale, assignment, participation or securitization may be to one or more financial institutions or other entities, to private investors, or into the public securities market, in Mortgagee’s sole discretion. Mortgagor further agrees that Mortgagee may disseminate to any such actual or potential purchaser(s), assignee(s) or participant(s) (and to any investment banking firms, rating agencies, accounting firms, law firms and other third party advisory firms and investors involved with the Loan and the Loan Documents or the applicable sale, assignment, participation or securitization) all documents and financial and other information heretofore or hereafter provided to or known to Mortgagee with respect to: (a) the Property and its operation; (b) any party connected with the Loan (including, without limitation, Mortgagor, any partner or member of Mortgagor, any constituent partner or member of Mortgagor, any guarantor and any nonborrower mortgagor). In the event of any such sale, assignment, participation or securitization, Mortgagee and the other parties to the same shall share in the rights and obligations of Mortgagee set forth in the Loan Documents as and to the extent they shall agree among themselves. In connection with any such sale, assignment, participation or securitization, Mortgagor further agrees that the Loan Documents shall be sufficient evidence of the obligations of Mortgagor to each purchaser, assignee or participant, and Mortgagor shall, within 15 days after request by Mortgagee; (c) deliver to Mortgagee such information and documents relating to Mortgagor, the Property and its operation and any party connected with the Loan as Mortgagee or any rating agency may request; (d) deliver to Mortgagee an estoppel certificate for the benefit of Mortgagee and any other party designated by Mortgagee verifying the status and terms of the Loan, in form and content satisfactory to Mortgagee; (e) enter into such amendments to the Loan Documents as may be requested in order to facilitate any such sale, assignment, participation or securitization without impairing Mortgagor’s rights, increasing Mortgagor’s obligations or liabilities, or causing Mortgagor to incur any material expesnse; and (f) if, as a condition to the closing of the Loan, Mortgagor was required to be a special-purpose bankruptcy-remote entity, enter into such amendments to the organizational documents of Mortgagor as any rating agency may request to preserve or enhance Mortgagor’s special-purpose bankruptcy-remote status. The indemnity obligations of Mortgagor under the Loan Documents shall also apply with respect to any purchaser, assignee or participant.

6.23	RELEASE. Upon payment in full of the Secured Obligations, and satisfaction of all of the covenants, warranties, undertakings and agreements made in this Mortgage and in the other Loan Documents (including, without limitation, repayment in full of all principal, interest and other amounts owing under the Note) are kept and performed, and all obligations, if any, of Mortgagee for further advances have been terminated, then, and in that event only, Mortgagee shall release, without warranty, the Property or that portion thereof then held hereunder. The recitals of any matters or facts in any release executed hereunder shall be conclusive proof of the truthfulness thereof. To the extent permitted by law, the release may describe the grantee as “the person or persons legally entitled thereto”. Mortgagee shall have no duty to determine the rights of persons claiming to be rightful grantees of any release. When the Property has been fully released, the last such release shall operate as a reassignment of all future rents, issues and profits of the Property to the person or persons legally entitled thereto.

6.24	SUBROGATION. Mortgagee shall be subrogated to the lien of all encumbrances, whether released of record or not, paid in whole or in part by Mortgagee pursuant to this Mortgage or by the proceeds of any loan secured by this Mortgage.

ARTICLE 7. DEFAULT

7.1	DEFAULT. For all purposes hereof, “Default” shall mean either an “Optional Default” (as defined below) or an “Automatic Default” (as defined below).

a.	Optional Default. An “Optional Default” shall occur, at Mortgagee’s option, upon the occurrence of any of the following events:

(i)	Monetary. Borrower or Mortgagor shall fail to (aa) pay when due any sums which by their express terms require immediate payment without any grace period or sums which are payable on the Maturity Date, or (bb) pay within 5 days when due any other sums payable under the Note, this Mortgage or any of the other Loan Documents, including without limitation, any monthly payment due under the Note.

(ii)	Failure to Perform. Borrower or Mortgagor shall fail to observe, perform or discharge any of Borrower’s or Mortgagor’s obligations, covenants, conditions or agreements, other than Borrower’s or Mortgagor’s payment obligations, under the Note, this Mortgage or any of the other Loan Documents, and (aa) such failure shall remain uncured for 30 days after written notice thereof shall have been given to Borrower or Mortgagor, as the case may be, by Mortgagee or (bb) if such failure is of such a nature that it cannot be cured within such 30 day period, Borrower or Mortgagor shall fail to commence to cure such failure within such 30 day period or shall fail to diligently prosecute such curative action thereafter.

(iii)	Representations and Warranties. Any representation, warranty, certificate or other statement (financial or otherwise) made or furnished by or on behalf of Borrower, Mortgagor, or a guarantor, if any, to Mortgagee or in connection with any of the Loan Documents, or as an inducement to Mortgagee to make the Loan, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished and shall cause a Material Adverse Effect (as hereinafter defined).

(iv)	Condemnation; Attachment. The condemnation, seizure or appropriation of any material portion (as reasonably determined by Mortgagee) of the Property; or the sequestration or attachment of, or levy or execution upon any of the Property, the Collateral or any other collateral provided by Borrower or Mortgagor under any of the Loan Documents, or any material portion of the other assets of Borrower or Mortgagor, which sequestration, attachment, levy or execution is not released or dismissed within 60 days after its occurrence; or the sale of any assets affected by any of the foregoing.

(v)	Uninsured Casualty. The occurrence of an uninsured casualty with respect to any material portion (as reasonably determined by Mortgagee) of the Property unless: (aa) no other Default has occurred and is continuing at the time of such casualty or occurs thereafter; (bb) Mortgagor promptly notifies Mortgagee of the occurrence of such casualty; and (cc) not more than 45 days after the occurrence of such casualty, Mortgagor delivers to Mortgagee immediately available funds in an amount sufficient, in Mortgagee’s reasonable opinion, to pay all costs of the repair or restoration (including, without limitation, taxes, financing charges, insurance and rent during the repair period). So long as no Default has occurred and is continuing at the time of Mortgagee’s receipt of such funds and no Default occurs thereafter, Mortgagee shall make such funds available for the repair or restoration of the Property. Notwithstanding the foregoing, Mortgagee shall have no obligation to make any funds available for repair or restoration of the Property unless and until all the conditions set forth in clauses (bb) and (cc) of Section 1.31b(iii) of this Mortgage have been satisfied. Mortgagor acknowledges that the specific conditions described above are reasonable.

(vi)	Key Person or Entity. The retirement, death, incapacity or material reduction in current management authority or duties, if any, of both Peter Bren and Charles J. Schreiber, Jr., and Mortgagor’s failure to provide a substitute or replacement acceptable to Mortgagee within 60 days after the occurrence of any such event.

For the purposes of this Section 7.1(a), the term “Material Adverse Effect” shall mean the occurrence or existence of a condition or event which would have a material adverse effect on (i) the business, profits, operations or financial condition of Borrower, (ii) the ability of Borrower to pay any amounts under the Loan Documents as they become due, or (iii) the value of the Property.

b.	Automatic Default. An “Automatic Default” shall occur automatically upon the occurrence of any of the following events:

(i)	Voluntary Bankruptcy, Insolvency, Dissolution. (aa) Borrower’s filing a petition for relief under the Bankruptcy Reform Act of 1978, as amended or recodified (“Bankruptcy Code”), or under any other present or future state or federal law regarding bankruptcy, reorganization or other relief to debtors (collectively, “Debtor Relief Law”); or (bb) Borrower’s filing any pleading in any involuntary proceeding under the Bankruptcy Code or other Debtor Relief Law which admits the jurisdiction of a court to regulate Borrower or the Property or the petition’s material allegations regarding Borrower’s insolvency; or (cc) Borrower’s making a general assignment for the benefit of creditors; or (dd) Borrower’s applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower or any of its property; or (ee) the filing by or against Borrower of a petition seeking the liquidation or dissolution of Borrower or the commencement of any other procedure to liquidate or dissolve Borrower.

(ii)	Involuntary Bankruptcy. Borrower’s failure to effect a full dismissal of any involuntary petition under the Bankruptcy Code or other Debtor Relief Law that is filed against Borrower or in any way restrains or limits Borrower or Mortgagee regarding the Loan or the Property, prior to the earlier of the entry of any order granting relief sought in the involuntary petition or 60 days after the date of filing of the petition.

(iii)	Partners, Guarantors. The occurrence of an event specified in Sections (i) or (ii) as to Mortgagor, any general partner or managing member of Borrower or Mortgagor, or any guarantor or other person or entity in any manner obligated to Mortgagee under the Loan Documents.

7.2	ACCELERATION. Upon the occurrence of an Optional Default, Mortgagee may, at its option, declare all sums owing to Mortgagee under the Note and the other Loan Documents immediately due and payable. Upon the occurrence of an Automatic Default, all sums owing to Mortgagee under the Note and the other Loan Documents shall automatically become immediately due and payable.

7.3	RIGHTS AND REMEDIES. In addition to the rights and remedies in Section 1.46 above, at any time after a Default, Mortgagee shall have all of the following rights and remedies:

a.	Entry on Property. With or without notice, and without releasing Mortgagor from any Secured Obligation, and without becoming a mortgagee in possession, to enter upon the Property from time to time and to do such acts and things as Mortgagee deems necessary or desirable in order to inspect, investigate, assess and protect the security hereof or to cure any Default, including, without limitation: (i) to take and possess all documents, books, records, papers and accounts of Mortgagor, Borrower or the then owner of the Property which relate to the Property; (ii) to make, terminate, enforce or modify leases of the Property upon such terms and conditions as Mortgagee deems proper; (iii) to make repairs, alterations and improvements to the Property necessary, in Mortgagee’s sole judgment, to protect or enhance the security hereof; (iv) to appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Mortgagee hereunder; (v) to pay, purchase, contest or compromise any encumbrance, charge, lien or claim of lien which, in the sole judgment of Mortgagee, is or may be senior in priority hereto, the judgment of Mortgagee being conclusive as between the parties hereto; (vi) to obtain insurance; (vii) to pay any premiums or charges with respect to insurance required to be carried hereunder or under any other Loan Document; (viii) to obtain a court order to enforce Mortgagee’s right to enter and inspect the Property for Hazardous Materials, in which regard the decision of Mortgagee as to whether there exists a release or threatened release of Hazardous Materials onto the Property shall be deemed reasonable and conclusive as between the parties hereto; (ix) to have a receiver appointed pursuant to applicable law to enforce Mortgagee’s rights to enter and inspect the Property for Hazardous Materials; and/or (x) to employ legal counsel, accountants, engineers, consultants, contractors and other appropriate persons to assist them;

b.	Appointment of Receiver. With or without notice or hearing, to apply to a court of competent jurisdiction for and obtain appointment of a receiver, trustee, liquidator or conservator of the Property, for any purpose, including, without limitation, to enforce Mortgagee’s right to collect Payments and to enter on and inspect the Property for Hazardous Materials, as a matter of strict right and without regard to: (i) the adequacy of the security for the repayment of the Secured Obligations; (ii) the existence of a declaration that the Secured Obligations are immediately due and payable; (iii) the filing of a notice of default; or (iv) the solvency of Mortgagor, Borrower or any guarantor or other person or entity in any manner obligated to Mortgagee under the Loan Documents;

c.	Injunction. To commence and maintain an action or actions in any court of competent jurisdiction to obtain specific enforcement of the covenants of Mortgagor hereunder, and Mortgagor agrees that such covenants shall be specifically enforceable by injunction or any other appropriate equitable remedy and that for the purposes of any suit brought under this subparagraph, Mortgagor waives the defense of laches and any applicable statute of limitations;

d.	Foreclosure. Immediately commence an action to foreclose this Mortgage or to specifically enforce its provisions or any of the indebtedness secured hereby pursuant to the statutes in such case made and provided and sell the Property or cause the Property to be sold in accordance with the requirements and procedures provided by said statutes in a single parcel or in several parcels at the option of Mortgagee.

(i)	In the event foreclosure proceedings are filed by Mortgagee, all expenses incident to such proceeding, including, but not limited to, reasonable attorneys’ fees and costs, shall be paid by Mortgagor and secured by this Mortgage and by all of the other Loan Documents securing all or any part of the indebtedness evidenced by the Note. The secured indebtedness and all other obligations secured by this Mortgage, including, without limitation, interest at the Default Rate (as defined in the Note), any prepayment charge, fee or premium required to be paid under the Note in order to prepay principal (to the extent permitted by applicable law), reasonable attorneys’ fees and any other amounts due and unpaid to Mortgagee under the Loan Documents, may be bid by Mortgagee in the event of a foreclosure sale hereunder. In the event of a judicial sale pursuant to a foreclosure decree, it is understood and agreed that Mortgagee or its assigns may become the purchaser of the Property or any part thereof.

(ii)	Mortgagee may, by following the procedures and satisfying the requirements prescribed by applicable law, foreclose on only a portion of the Property and, in such event, said foreclosure shall not affect the lien of this Mortgage on the remaining portion of the Property foreclosed.

Upon sale of the Property at any foreclosure, Mortgagee may credit bid (as determined by Mortgagee in its sole and absolute discretion) all or any portion of the Secured Obligations. In determining such credit bid, Mortgagee may, but is not obligated to, take into account all or any of the following: (i) appraisals of the Property as such appraisals may be discounted or adjusted by Mortgagee in its sole and absolute underwriting discretion; (ii) expenses and costs incurred by Mortgagee with respect to the Property prior to foreclosure; (iii) expenses and costs which Mortgagee anticipates will be incurred with respect to the

Property after foreclosure, but prior to resale, including, without limitation, costs of structural reports and other due diligence, costs to carry the Property prior to resale, costs of resale (e.g. commissions, attorneys’ fees, and taxes), costs of any Hazardous Materials clean-up and monitoring, costs of deferred maintenance, repair, refurbishment and retrofit, costs of defending or settling litigation affecting the Property, and lost opportunity costs (if any), including the time value of money during any anticipated holding period by Mortgagee; (iv) declining trends in real property values generally and with respect to properties similar to the Property; (v) anticipated discounts upon resale of the Property as a distressed or foreclosed property; (vi) the fact of additional collateral (if any), for the Secured Obligations; and (vii) such other factors or matters that Mortgagee (in its sole and absolute discretion) deems appropriate. In regard to the above, Mortgagor acknowledges and agrees that: (viii) Mortgagee is not required to use any or all of the foregoing factors to determine the amount of its credit bid; (ix) this paragraph does not impose upon Mortgagee any additional obligations that are not imposed by law at the time the credit bid is made; (x) the amount of Mortgagee’s credit bid need not have any relation to any loan-to-value ratios specified in the Loan Documents or previously discussed between Mortgagor and Mortgagee; and (xi) Mortgagee’s credit bid may be (at Mortgagee’s sole and absolute discretion) higher or lower than any appraised value of the Property;

e.	Multiple Foreclosures. To resort to and realize upon the security hereunder and any other security now or later held by Mortgagee concurrently or successively and in one or several consolidated or independent judicial actions and to apply the proceeds received upon the Secured Obligations all in such order and manner as Mortgagee determines in its sole discretion;

f.	Rights to Collateral. To exercise all rights Mortgagee may have with respect to the Collateral under this Mortgage, the UCC or otherwise at law; and

g.	Other Rights. To exercise such other rights as Mortgagee may have at law or in equity or pursuant to the terms and conditions of this Mortgage or any of the other Loan Documents.

In connection with any sale or sales hereunder, Mortgagee may elect to treat any of the Property which consists of a right in action or which is property that can be severed from the Property (including, without limitation, any improvements forming a part thereof) without causing structural damage thereto as if the same were personal property or a fixture, as the case may be, and dispose of the same in accordance with applicable law, separate and apart from the sale of the Property. Any sale of Collateral hereunder shall be conducted in any manner permitted by the UCC.

7.4	Application of Foreclosure Sale Proceeds. To the fullest extent permitted by law, proceeds of any sale under this Mortgage shall be applied to the extent funds are so available to the following items in such order as Mortgagee in its discretion may determine:

a.	To payment of the costs, expenses and fees of taking possession of the Property, and of holding, operating, maintaining, using, leasing, repairing, improving, marketing and selling the same and of otherwise enforcing Mortgagee’s right and remedies hereunder and under the other Loan Documents, including, but not limited to, receivers’ fees, court costs, reasonable attorneys’, accountants’, appraisers’, managers’, and other professional fees, title charges and transfer taxes.

b.	To payment of all sums expended by Mortgagee under the terms of any of the Loan Documents and not yet repaid, together with interest on such sums at the Default Rate.

c.	To payment of the secured indebtedness and all other obligations secured by this Mortgage, including, without limitation, interest at the Default Rate and, to the extent permitted by applicable law, any prepayment fee, charge or premium required to be paid under the Note in order to prepay principal, in any order that Mortgagee chooses in its sole discretion.

7.5	WAIVER OF MARSHALING RIGHTS. Mortgagor, for itself and for all parties claiming through or under Mortgagor, and for all parties who may acquire a lien on or interest in the Property, hereby waives all rights to have the Property and/or any other property, including, without limitation, the Collateral, which is now or later may be security for any Secured Obligation, marshaled upon any foreclosure of this Mortgage or on a foreclosure of any other security for any of the Secured Obligations.

7.6	NO CURE OR WAIVER. Neither Mortgagee’s nor any receiver’s entry upon and taking possession of all or any part of the Property, nor any collection of rents, issues, profits, insurance proceeds, condemnation proceeds or damages, other security or proceeds of other security, or other sums, nor the application of any collected sum to any Secured Obligation, nor the exercise of any other right or remedy by Mortgagee or any receiver shall cure or waive any Default or notice of default under this Mortgage, or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid or performed and Mortgagor has cured all other Defaults hereunder), or impair the status of the security, or prejudice Mortgagee in the exercise of any right or remedy, or be construed as an affirmation by Mortgagee of any tenancy, lease or option or a subordination of the lien of this Mortgage.

7.7	PAYMENT OF COSTS, EXPENSES AND ATTORNEYS’ FEES. Mortgagor agrees to pay to Mortgagee immediately and upon demand all costs and expenses incurred by Mortgagee in the enforcement of the terms and conditions of this Mortgage (including, without limitation, court costs and attorneys’ fees, whether incurred in litigation or not) with interest from the date of expenditure until said sums have been paid at the rate of interest applicable to the principal balance of the Note as specified therein.

7.8	POWER TO FILE NOTICES AND CURE DEFAULTS. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest, to perform any obligation of Mortgagor hereunder upon the occurrence of an event, act or omission which, with notice or passage of time or both, would constitute a Default, provided, however, that: (a) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (b) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to act under this Section.

7.9	REMEDIES CUMULATIVE. All rights and remedies of Mortgagee under this Mortgage and the other Loan Documents are cumulative and are in addition to all rights and remedies provided by applicable law (including specifically that of foreclosure of this Mortgagee as though it were a mortgage). Mortgagee may enforce any one or more remedies or rights under the Loan Documents either successively or concurrently.

ARTICLE 8. MISCELLANEOUS PROVISIONS

8.1	ADDITIONAL PROVISIONS. The Loan Documents contain or incorporate by reference the entire agreement of the parties with respect to matters contemplated herein and supersede all prior negotiations. The Loan Documents grant further rights to Mortgagee and contain further agreements and affirmative and negative covenants by Mortgagor which apply to this Mortgage and to the Property and such further rights and agreements are incorporated herein by this reference. THE OBLIGATIONS AND LIABILITIES OF MORTGAGOR UNDER THIS MORTGAGE AND THE OTHER LOAN DOCUMENTS ARE SUBJECT TO THE PROVISIONS OF SECTION 8 IN THE NOTE ENTITLED “BORROWER’S LIABILITY.”

8.2	NON-WAIVER. By accepting payment of any amount secured hereby after its due date or late performance of any other Secured Obligation, Mortgagee shall not waive its right against any person obligated directly or indirectly hereunder or on any Secured Obligation, either to require prompt payment or performance when due of all other sums and obligations so secured or to declare default for failure to make such prompt payment or performance. No exercise of any right or remedy by Mortgagee hereunder shall constitute a waiver of any other right or remedy herein contained or provided by law. No failure by Mortgagee to exercise any right or remedy hereunder arising upon any Default shall be construed to prejudice Mortgagee’s rights or remedies upon the occurrence of any other or subsequent Default. No delay by Mortgagee in exercising any such right or remedy shall be construed to preclude Mortgagee from the exercise thereof at any time while that Default is continuing. No notice to nor demand on Mortgagor shall of itself entitle Mortgagor to any other or further notice or demand in similar or other circumstances.

8.3	CONSENTS AND APPROVALS. Wherever Mortgagee’s consent, approval, acceptance or satisfaction is required under any provision of this Mortgage or any of the other Loan Documents, such consent, approval, acceptance or satisfaction shall not be unreasonably withheld, conditioned or delayed by Mortgagee unless such provision expressly so provides.

8.4	PERMITTED CONTESTS. After prior written notice to Mortgagee, Mortgagor may contest, by appropriate legal or other proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any lien, levy, tax or assessment, or any lien of any laborer, mechanic, materialman, supplier or vendor, or the application to Mortgagor or the Property of any law or the validity thereof, the assertion or imposition of which, or the failure to pay when due, would constitute a Default; provided that (a) Mortgagor pursues the contest diligently, in a manner which Mortgagee determines is not prejudicial to Mortgagee, and does not impair the lien of this Mortgage; (b) the Property, or any part hereof or estate or interest therein, shall not be in any danger of being sold, forfeited or lost by reason of such proceedings; (c) in the case of the contest of any law or other legal requirement, Mortgagee shall not be in any danger of any civil or criminal liability; and (d) if required by Mortgagee, Mortgagor deposits with Mortgagee any funds or other forms of assurance (including a bond or letter of credit) satisfactory to Mortgagee to protect Mortgagee from the consequences of the contest being unsuccessful. Mortgagor’s right to contest pursuant to the terms of this provision shall in no way relieve Mortgagor or Borrower of its obligations under the Loan or to make payments to Mortgagee as and when due.

8.5	FURTHER ASSURANCES. Mortgagor shall, upon demand by Mortgagee, execute, acknowledge (if appropriate) and deliver any and all documents and instruments and do or cause to be done all further acts reasonably necessary or appropriate to effectuate the purposes of the Loan Documents and to perfect any assignments contained therein.

8.6	ATTORNEYS’ FEES. If any legal action, suit or proceeding is commenced between Mortgagor and Mortgagee regarding their respective rights and obligations under this Mortgage or any of the other Loan Documents, the prevailing party shall be entitled to recover, in addition to damages or other relief, costs and expenses, reasonable attorneys’ fees and court costs (including, without limitation, expert witness fees). As used herein the term “prevailing party” shall mean the party which obtains the principal relief it has sought, whether by compromise settlement or judgment. If the party which commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

8.7	MORTGAGOR AND MORTGAGEE DEFINED. The term “Mortgagor” includes both the original Mortgagor and any subsequent owner or owners of any of the Property, and the term “Mortgagee” includes the original Mortgagee and any future owner or holder, including assignees, pledges and participants, of the Note or any interest therein.

8.8	DISCLAIMERS.

a.	Nominee Capacity of MERS. MERS serves as mortgagee of record and secured party solely as nominee, in an administrative capacity, for Lender and its successors and assigns and only holds legal title to the interests granted, assigned, and transferred herein. All payments or deposits with respect to the Secured Obligations shall be made to Lender, all advances under the Loan Documents shall be made by Lender, and all consents, approvals, or other determinations required or permitted of Mortgagee herein shall be made by Lender. MERS shall at all times comply with the instructions of Lender and its successors and assigns. If necessary to comply with law or custom, MERS (for the benefit of Lender and its successors and assigns) may be directed by Lender to exercise any or all of those interests, including without limitation, the right to foreclose and sell the Property, and take any action required of Lender, including without limitation, a release, discharge or reconveyance of this Mortgage. Subject to the foregoing, all references herein to “Mortgagee” shall include Lender and its successors and assigns.

b.	Relationship. The relationship of Mortgagor and Mortgagee under this Mortgage and the other Loan Documents is, and shall at all times remain, solely that of borrower and lender; (the role of MERS hereunder being solely that of nominee as set forth in subsection (a) above and not that of a lender); and Mortgagee neither undertakes nor assumes any responsibility or duty to Mortgagor or to any third party with respect to the Property. Notwithstanding any other provisions of this Mortgage and the other Loan Documents: (i) Mortgagee is not, and shall not be construed to be, a partner, joint venturer, member, alter ego, manager, controlling person or other business associate or participant of any kind of Mortgagor, and Mortgagee does not intend to ever assume such status; (ii) Lender’s activities in connection with this Mortgage and the other Loan Documents shall not be “outside the scope of activities of a lender of money” within the meaning of California Civil Code Section 3434, as amended or recodified from time to time, and Mortgagee does not intend to ever assume any responsibility to any person for the quality, suitability, safety or condition of the Property; and (iii) Mortgagee shall not be deemed responsible for or a participant in any acts, omissions or decisions of Mortgagor.

c.	No Liability. Mortgagee shall not be directly or indirectly liable or responsible for any loss, claim, cause of action, liability, indebtedness, damage or injury of any kind or character to any person or property arising from any construction on, or occupancy or use of, the Property, whether caused by or arising from: (i) any defect in any building, structure, grading, fill, landscaping or other improvements thereon or in any on-site or off-site improvement or other facility therein or thereon; (ii) any act or omission of Mortgagor or any of Mortgagor’s agents, employees, independent contractors, licensees or invitees; (iii) any accident in or on the Property or any fire, flood or other casualty or hazard thereon; (iv) the failure of Mortgagor or any of Mortgagor’s licensees, employees, invitees, agents, independent contractors or other representatives to maintain the Property in a safe condition; or (v) any nuisance made or suffered on any part of the Property.

8.9	SEVERABILITY. If any term of this Mortgage or any other Loan Document, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Mortgage or such other Loan Document, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Mortgage or such other Loan Document shall be valid and enforceable to the fullest extent permitted by law.

8.10	RELATIONSHIP OF ARTICLES. The rights, remedies and interests of Mortgagee under the Mortgage established by Article 1 and the security agreement established by Article 4 are independent and cumulative, and there shall be no merger of any lien created by the Mortgage with any security interest created by the security agreement. Mortgagee may elect to exercise or enforce any of its rights, remedies or interests under either or both the Mortgage or the security agreement as Mortgagee may from time to time deem appropriate. The absolute assignment of rents and leases established by Article 3 is similarly independent of and separate from the Mortgage and the security agreement.

8.11	MERGER. No merger shall occur as a result of Mortgagee’s acquiring any other estate in, or any other lien on, the Property unless Mortgagee consents to a merger in writing.

8.12	OBLIGATIONS OF MORTGAGOR, JOINT AND SEVERAL. If more than one person has executed this Mortgage as “Mortgagor”, the obligations of all such persons hereunder shall be joint and several.

8.13	SEPARATE AND COMMUNITY PROPERTY. Any married person who executes this Mortgage as a “Mortgagor” agrees that any money judgment which Mortgagee obtains pursuant to the terms of this Mortgage or any other obligation of that married person secured by this Mortgage may be collected by execution upon any separate property or community property of that person.

8.14	INTEGRATION; INTERPRETATION. The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference in any of the Loan Documents to the Property or Collateral shall include all or any part of the Property or Collateral. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Mortgagee in writing. When the identity of the parties or other circumstances make it appropriate, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

8.15	CAPITALIZED TERMS. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Note.

8.16	SUCCESSORS IN INTEREST. The terms, covenants, and conditions contained herein and in the other Loan Documents shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties. The foregoing sentence shall not be construed to permit Mortgagor to assign the Loan except as otherwise permitted under the Note or the other Loan Documents.

8.17	GOVERNING LAW. This Mortgage was accepted by Mortgagee in the state of California and the proceeds of the Note secured hereby were disbursed from the state of California, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. Accordingly, in all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforceability and performance, this Mortgage, the Note and the other Loan Documents and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the state of California applicable to contracts made and performed in such state and any applicable law of the United States of America, except that at all times the provisions for all remedies granted hereunder and the creation, perfection and enforcement of the liens and security interests created pursuant hereto and pursuant to the other Loan Documents in any Collateral which is located in the state where the Property is located shall be governed by and construed according to the law of the state where the Property is located. Except as provided in the immediately preceding sentence, Mortgagor hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than California governs this Mortgage, the Note and other Loan Documents.

8.18	CONSENT TO JURISDICTION. Mortgagor irrevocably submits to the jurisdiction of: (a) any state or federal court sitting in the state of California over any suit, action, or proceeding, brought by Mortgagor against Mortgagee, arising out of or relating to this Mortgage, the Note or the Loan; (b) any state or federal court sitting in the state where the Property is located or the state in which Mortgagor’s principal place of business is located over any suit, action or proceeding, brought by Mortgagee against Mortgagor, arising out of or relating to this Mortgage, the Note or the Loan; and (c) any state court sitting in the county of the state where the Property is located over any suit, action, or proceeding, brought by Mortgagee to foreclose this Mortgage or any action brought by Mortgagee to enforce its rights with respect to the Collateral. Mortgagor irrevocably waives, to the fullest extent permitted by law, any objection that Mortgagor may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

8.19	EXHIBITS. Exhibit A is incorporated into this Mortgage by this reference.

8.20	ADDRESSES; REQUEST FOR NOTICE. All notices and other communications that are required or permitted to be given to a party under this Mortgage or the other Loan Documents shall be in writing, refer to the Loan number, and shall be sent to such party, either by personal delivery, by overnight delivery service, by certified first class mail, return receipt requested, or by facsimile transmission to the addressee or facsimile number below. All such notices and communications shall be effective upon receipt of such delivery or facsimile transmission. The addresses of the parties are set forth on page 1 of this Mortgage and the facsimile numbers for the parties are as follows:

Mortgagee:

MORTGAGE ELECTRONIC REGISTRATION

SYSTEMS, INC.

FAX No.: (703) 748-0183

Mortgagor: KBS SABAL PAVILION, LLC FAX No.: (949) 417-6518 With a copy to: Stacie Yamane KBS Realty Advisors LLC 620 Newport Center Drive, Suite 1300 Newport Beach, CA 92660 FAX No.: (949) 417-6520

With additional copies to:

Peter Potrykus

KBS Capital Advisors LLC

1133 21st Street NW, Suite 400

Washington, DC 20036

FAX No.: (202) 822-1340

L. Bruce Fischer

Morgan, Lewis & Bochius LLP

5 Park Plaza, Suite 1750

Irvine, CA 92614

FAX No.: (949) 399-7001

Mortgagor’s principal place of business is at the address set forth on page 1 of this Mortgage.

Any Mortgagor whose address is set forth on page 1 of this Mortgage hereby requests that a copy of notice of default and notice of sale be delivered to it at that address. Failure to insert an address shall constitute a designation of Mortgagor’s last known address as the address for such notice. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving 30 days notice to the other parties in the manner set forth above.

8.21	COUNTERPARTS. This Mortgage may be executed in any number of counterparts, each of which, when executed and delivered, will be deemed an original and all of which taken together, will be deemed to be one and the same instrument.

8.22	WAIVER OF JURY TRIAL. TO THE EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, MORTGAGEE AND MORTGAGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS MORTGAGE OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF MORTGAGEE OR MORTGAGOR. THIS PROVISION IS A MATERIAL INDUCEMENT FOR MORTGAGEE TO ENTER INTO THIS MORTGAGE.

IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the day and year set forth above.

“MORTGAGOR”

KBS SABAL PAVILION, LLC,
a Delaware limited liability company

By:	KBS REIT ACQUISITION II, LLC,
a Delaware limited liability company,
its sole member

	By:	KBS Limited Partnership,
a Delaware limited partnership
its sole member

		By:	KBS REAL ESTATE INVESTMENT TRUST, INC.
a Maryland corporation,
general partner

			By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

(ALL SIGNATURES MUST BE ACKNOWLEDGED)

WITNESS/ATTEST

(ALL SIGNATURES MUST BE WITNESSED BY TWO WITNESSES, AND THE NAMES MUST BE PRINTED BENEATH THE SIGNATURE)